EXHIBIT 10.4

FORM OF

ARCTIC CAT INC.

RESTRICTED STOCK UNIT AGREEMENT

FOR NON-EMPLOYEE DIRECTORS

This RESTRICTED STOCK UNIT AGREEMENT (“Agreement”) made as of the             day of             , 20    , between Arctic Cat Inc., a Minnesota corporation (the “Company”), and                     , a non-employee member of the Board of Directors (the “Board”) of the Company (the “Director”). Any terms not defined herein shall have the meaning set forth in the 2013 Omnibus Stock and Incentive Plan (the “2013 Stock Plan”) of the Company approved by its shareholders.

WHEREAS, the Company desires, by granting the Director certain restricted stock units of the Company, as hereinafter provided, to carry out the purposes of the 2013 Stock Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto have agreed, and do hereby agree, as follows:

1. Award.

(a) Restricted Stock Units. Pursuant to the 2013 Omnibus Stock and Incentive Plan (the “2013 Stock Plan”),                     Restricted Stock Units (RSUs”), each RSU representing the right to receive one share of the Company’s common stock, par value $.01 per share (“Stock”), shall be issued as hereinafter provided in the Director’s name subject to certain restrictions thereon.

(b) Issuance of RSUs. The RSUs shall be issued upon acceptance hereof by the Director and upon satisfaction of the conditions of this Agreement.

(c) 2013 Stock Plan. This award of RSUs is subject to all of the terms and conditions set forth in the 2013 Stock Plan, including future amendments thereto, if any. A copy of the 2013 Stock Plan is on file with the Chief Financial Officer of the Company, and the Director, by acceptance hereof, agrees to and accepts this award of RSUs subject to the terms of the 2013 Stock Plan. In the event of any conflict between the terms of the 2013 Stock Plan and this Agreement, the terms of the 2013 Stock Plan shall prevail.

2. Rights of the Director with Respect to the Restricted Stock Units.

(a) No Shareholder Rights. The RSUs granted pursuant to this Agreement do not and shall not entitle the Director to any rights of a holder of Stock. The rights of the Director with respect to the RSUs shall remain forfeitable during the first year following the date of this Agreement and shall vest in accordance with Section 3.

(b) Conversion of Restricted Stock Units; Issuance of Stock. No shares of Stock shall be issued to the Director prior to the date on which the RSUs vest in accordance with Section 3. Neither this Section 2(c) nor any action taken pursuant to or in accordance with this Section 2(c) shall be construed to create a trust of any kind. After the RSUs vest pursuant to Section 3, the Company shall cause to be issued no later than 2.5 months after the end of the Company’s fiscal year (subject to Section 5), in payment for such RSUs that number of shares of Stock equal to the number of RSUs that have vested.

3. Vesting of RSUs. The Director hereby accepts the RSUs and agrees with respect thereto as follows:

(a) Transfer Restrictions. The RSUs may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of and any attempted sale, assignment, pledge, exchange or other transfer shall be null and void and without effect.

(b) Vesting. The RSUs shall be converted to transferable shares of Stock as to thirty-three and one-third percent (33 1/3%) of the RSUs on each of the first three anniversaries of the date of this Agreement. Notwithstanding the foregoing, all the RSUs may be converted to shares of Stock on the occurrence of a Change in Control, except as otherwise provided in the 2013 Stock Plan; provided, however, such conversion shall be allowed only to the extent that the applicable definition of Change in Control is at least as restrictive as the definition set forth in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations relating thereto.

4. Tax Matters.

(a) Election to Defer Distribution. The Director may elect to defer the distribution of some or all of such Stock. Such deferral election shall be in accordance with the rules as established by the Committee and in general must be received in writing by the Company no later than the last day of the fiscal year preceding the fiscal year in which the RSU is granted.

(b) Payment of Tax. To the extent that the receipt or vesting of the RSUs results in income to the Director for federal or state income tax purposes, the Director shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money or shares of Stock as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if the Director fails to do so, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to the Director any tax required to be withheld by reason of such resulting compensation income.

(c) First Year Forfeiture. In the event the Director’s service as a member of the Board is terminated for any reason prior to the first anniversary of the date of this Agreement the Director shall, for no consideration, forfeit to the Company all RSUs granted by this Agreement.

5. Delivery of Stock. The Company shall not be required to deliver any shares of Stock upon vesting of any RSUs until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied. The Director agrees that such Stock will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. The Director also agrees (i) that the certificates representing such Stock may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of such Stock on the stock transfer records of the Company if such proposed transfer would be in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of such Stock.

6. Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the 2013 Stock Plan or resolutions adopted in furtherance of the 2013 Stock Plan, including, without limitation, the right to make certain determinations and elections with respect to the RSUs.

7. Company Authority. The existence of the RSUs herein granted shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the

Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the common stock of the Company or its rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

8. Disputes. As a condition of the granting of the RSUs herein granted, the Director agrees, for the Director and the Director’s personal representatives, that any dispute or disagreement which may arise under or as a result of or pursuant to this Agreement shall be determined by the Board of Directors of the Company, in its sole discretion, and that any interpretation of the Board of the terms of this Agreement shall be final, binding and conclusive.

9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Director.

10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Director has executed this Agreement, all as of the date first above written.

ARCTIC CAT INC.

By:
Chief Executive Officer

Director

Please furnish the following information for shareholder records:

(Given name and initial must be used	Social Security Number
for stock registry)	(if applicable)

Birth Date
Month/Day/Year

Name of Employer

Address (Zip Code)	Day phone number

United States Citizen: Yes  ☐    No  ☐

PROMPTLY NOTIFY THIS OFFICE OF ANY CHANGE IN ADDRESS.